Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-195697

July 20, 2016

WELLS FARGO & COMPANY

A$900,000,000 Floating Rate Notes Due July 27, 2021

A$500,000,000 3.00% Notes Due July 27, 2021

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due July 27, 2021 (the “Floating Rate Notes”)

3.00% Notes Due July 27, 2021 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”)

Note Type:	Senior unsecured

Trade Date:	July 20, 2016

Settlement Date (T+5):	July 27, 2016

Maturity Date:	Floating Rate Notes: July 27, 2021

Fixed Rate Notes: July 27, 2021

Aggregate Principal Amount Offered:	Floating Rate Notes: A$900,000,000

Fixed Rate Notes: A$500,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.00%, plus accrued interest, if any, from July 27, 2016

Fixed Rate Notes: 99.414, plus accrued interest, if any, from July 27, 2016

Underwriting Discount (Gross Spread):	Floating Rate Notes: 0.35%

Fixed Rate Notes: 0.35%

All-in Price (Net of Underwriting Discount):	Floating Rate Notes: 99.65%, plus accrued interest, if any, from July 27, 2016

Fixed Rate Notes: 99.064%, plus accrued interest, if any, from July 27, 2016

Net Proceeds:	Floating Rate Notes: A$896,850,000

Fixed Rate Notes: A$495,320,000

Interest Rate:	Floating Rate Notes: Three-month BBSW plus 1.32%

Fixed Rate Notes: 3.00% per annum

Interest Payment Dates:	Floating Rate Notes: January 27, April 27, July 27 and October 27, commencing October 27, 2016, and at maturity

Fixed Rate Notes: January 27 and July 27, commencing January 27, 2017, and at maturity

Interest Reset Dates:	Floating Rate Notes: January 27, April 27, July 27 and October 27, commencing October 27, 2016

Fixed Rate Notes: N/A

Interest Determination Dates:	Floating Rate Notes: First day of the related interest period

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: Three-month BBSW plus 1.32%, determined on July 27, 2016

Fixed Rate Notes: N/A

Business Days:	New York City, London and Sydney

Business Day Convention:	Floating Rate Notes: Modified Following

Fixed Rate Notes: Following

Day Count:	Floating Rate Notes: Actual/365 (Fixed)

Fixed Rate Notes: Actual/Actual

Payment in Australian Dollars:	Payments on the Notes will be made in Australian dollars except in the limited circumstances set forth in the Preliminary Prospectus Supplement dated July 20, 2016 (the “Preliminary Prospectus Supplement”)

Additional Amounts:	Wells Fargo will pay additional amounts on the Notes as provided in the Preliminary Pricing Supplement

Tax Redemption:	Wells Fargo may redeem the Notes, in whole but not in part, upon the occurrence of a “tax event” as described in the Preliminary Prospectus Supplement at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest to, but excluding, the redemption date.

Benchmark:	Floating Rate Notes: Three-month BBSW

Fixed Rate Notes: Semi-quarterly coupon matched asset swap

Spread to Benchmark:	Floating Rate Notes: +132 basis points

Fixed Rate Notes: +132 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

Fixed Rate Notes: 3.1275%

ISIN:	Floating Rate Notes: XS1458461610

Fixed Rate Notes: XS1458461883

Listing:	None

Joint Bookrunning Managers:	Australia and New Zealand Banking Group Limited
nabSecurities, LLC
Wells Fargo Securities, LLC

Australia and New Zealand Banking Group Limited is not a U.S. registered broker-dealer and, therefore, to the extent it intends to effect any sales of the Notes in the United States, it will do so through an affiliated U.S. registered broker-dealer in accordance with applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

3